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                                                                      EXHIBIT 11
                             POLARIS INDUSTRIES INC.

                       COMPUTATION OF NET INCOME PER SHARE
                      (In Thousands, Except Per Share Data)
                                   (Unaudited)

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
                                                          QUARTER ENDED
                                                 ------------------------------
                                                 March 31, 1996  March 31, 1995
                                                 --------------  --------------
Net Income for the Period                            $13,298        $12,940
                                                     -------        -------
                                                     -------        -------
Weighted Average Number of Outstanding:
     Common Shares                                    27,428         27,238

     Rights                                              536            546

     Deferred Compensation Plan for Directors              4              0

     Stock option plan                                    14              0

          Total common and common
          equivalent shares                           27,982         27,784
                                                     -------        -------
                                                     -------        -------

Net Income Per Share                                 $  0.48        $  0.47
                                                     -------        -------
                                                     -------        -------
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